Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Reports Financial Results for Second Quarter of 2004

- Conference call with senior management scheduled for 9:00 AM ET today -

Waltham, Mass., August 6, 2004 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the second quarter of 2004. For the second quarter ended June 26, 2004, the Company reported a net loss of ($17,266,000), or ($0.23) per basic and diluted share, on total revenues of $710,000. This compares to pre-merger results of a net loss of ($13,932,000), or ($0.58) per basic and diluted share, on total revenues of $1,710,000 for the second quarter of 2003. Included in the results for the second quarter of 2004 are approximately $3.0 million in non-cash charges related to the merger with GeneSoft Pharmaceuticals completed in February 2004. Similarly, the results for the second quarter of 2003 include approximately $9.7 million in non-cash charges related to stock-based compensation, restructuring costs and convertible debt retirement expense. Cash used in operations for the quarter ended June 26, 2004 was $16.6 million, and the Company’s ending cash balance was approximately $226 million.

“In the six months since we closed our merger, we have assembled an outstanding team of experienced pharmaceutical executives and sales representatives to direct the launch of our lead product, FACTIVE® (gemifloxacin mesylate) tablets in September,” stated Steven M. Rauscher, President and CEO of Oscient Pharmaceuticals. “With nearly all of the sales team hired, and more than half of them trained and calling on physicians with samples, we are excited that patients are already receiving FACTIVE tablets.”

Management noted that research and development expenses for the second quarter of 2004 increased to $5,011,000 from $4,338,000 in the prior year quarter, primarily reflecting FACTIVE development and the Clostridium difficile-associated diarrhea (CDAD) trial for Ramoplanin. Selling, general and administrative expenses increased from $1,489,000 in the second quarter of 2003 to $9,266,000 in the second quarter of 2004, reflecting pre-launch expenses for FACTIVE tablets and the hiring of essential sales and marketing personnel. Management expects continued increased sales and marketing expenditures related to the launch of FACTIVE tablets.

For the six months ended June 26, 2004, the Company reported a net loss of ($36,746,000), or ($0.56) per basic and diluted share, on total revenues of $2,471,000. This compares to pre-merger results of a net loss of ($22,643,000), or ($0.95) per basic and diluted share, on total revenues of $4,449,000 for the first half of 2003. Included in the 2004 results are approximately $16.1 million in non-cash charges related to the merger with GeneSoft Pharmaceuticals completed in February 2004. Non-cash charges for the 2003 six-month period were $9.7 million. Cash used in operations for the six months ended June 26, 2004 was $21.5 million.

Overview

The second quarter of 2004 was marked by continued progress toward launching FACTIVE tablets and the advancement of the clinical development of Ramoplanin. Recent highlights include:

•	Completion of a $153 million convertible notes offering bringing total cash to more than $225 million at the end of the second quarter.

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Q204 Results

August 6, 2004

•	Changing the Company’s name to Oscient Pharmaceuticals, following shareholder approval on April 13, to reflect the February 2004 merger between Genome Therapeutics and GeneSoft Pharmaceuticals. The Company’s Nasdaq ticker was changed to OSCI earlier this week.

•	Hiring nearly 150 employees in sales, marketing, business development, regulatory affairs and drug safety to direct and implement the launch of FACTIVE tablets in September.

•	Announcement of the Company’s intention to seek a 5-day treatment claim for FACTIVE tablets in community-acquired pneumonia (CAP) through a Phase III trial expected to commence in the coming weeks.

•	Initiation of the Phase IV post-marketing study for FACTIVE tablets in CAP and acute bacterial exacerbations of chronic bronchitis (ABECB).

•	Completion of enrollment in the Phase II study of Ramoplanin, the Company’s investigational antibiotic, for the treatment of CDAD. Data are being readied for submission to the fall infectious diseases conferences, with release of top line results expected this month. Initiation of a Phase III study in this indication is planned for later this year, subject to data analysis and successful planning discussions with the FDA.

•	Closing of enrollment in the Company’s clinical study of Ramoplanin for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE) prior to completion. We intend to analyze the results of the VRE trial and make a determination at a later date as to appropriate next steps.

Among the milestones expected during the next 12-18 months:

•	Launch FACTIVE tablets to wholesalers and begin detailing in our target markets

•	Begin Phase III study of FACTIVE tablets in 5-day CAP

•	Initiate the Phase III trial of Ramoplanin for the treatment of CDAD

•	Commence clinical development of the FACTIVE intravenous formulation

•	Submit an NDA to the FDA for the acute bacterial sinusitis indication of FACTIVE tablets

•	Secure co-promotion partnership for the nationwide marketing of FACTIVE tablets

Management noted that prescribing is scheduled to commence in September and that 2004 revenues will primarily reflect wholesaler and pharmacy stocking. Additional metrics related to the launch of FACTIVE tablets, including absolute numbers of prescriptions and market share within the target physician universe, will be provided later in the year.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is preparing for a launch of its lead product, FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for two indications. In addition to the oral tablet form, Oscient Pharmaceuticals is developing a FACTIVE intravenous formulation for use in hospitalized patients.

The Company has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated diarrhea (CDAD). The Company’s preclinical programs include an oral peptide deformylase (PDF) inhibitor series, under preclinical development for community-based respiratory tract infections.

Important Safety Information about FACTIVE Tablets

The most common (more than 2% incidence) side effects reported in FACTIVE clinical trials were; diarrhea (3.6%), rash (2.8%) and nausea (2.7%). In clinical trials, rash was reported in 2.8 percent of patients receiving gemifloxacin and was more commonly observed in patients less than 40 years of age, especially females. The incidence of rash increases with treatment longer than the maximum-labeled duration of 7 days.

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Q204 Results

August 6, 2004

Gemifloxacin is contraindicated in patients with a history of hypersensitivity to gemifloxacin, fluoroquinolone antibiotic agents, or any of the product components.

Patients receiving marketed fluoroquinolones have reported serious and occasionally fatal hypersensitivity and/or anaphylactic reactions, peripheral neuropathy, and tendon ruptures. These adverse events have not been reported by patients taking gemifloxacin. However, gemifloxacin should be discontinued immediately at the first sign of any of these events.

Gemifloxacin may prolong the QT interval in some patients. Gemifloxacin should be avoided in patients with a history of prolongation of the QTc interval, patients with uncorrected electrolyte disorders (hypokalemia or hypomagnesemia), and patients receiving Class IA or Class III antiarrhythmic agents.

The safety and effectiveness of gemifloxacin in children, adolescents (less than 18 years of age), pregnant women, and lactating women have not been established. For complete safety and efficacy information, please see the full prescribing information available at www.factive.com.

Forward-Looking Statement

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. Our business is significantly dependent upon our ability to launch the commercial sale of FACTIVE® tablets, and, due to the limitations on our resources and experience in commercializing products, there can be no assurance that we will be able to successfully launch FACTIVE tablets. Even if we succeed in launching FACTIVE tablets, a number of factors could negatively affect the success of FACTIVE tablets, including lack of acceptance by physicians, patients and third party payors, unanticipated safety, efficacy, or other regulatory issues, problems relating to manufacturing or supply and competition from other products. It is also uncertain whether we will be able to expand the indications for which FACTIVE tablets are approved or obtain approval to sell our lead product candidate, Ramoplanin. Factors which may prevent or delay us in obtaining additional regulatory approvals of our products and product candidates include, negative, inconclusive or insufficient results in ongoing or future clinical trials, delays in the progress of ongoing clinical trials and safety concerns arising with respect to our products or product candidates. We are also subject to the risk that our business and the business of Genesoft Pharmaceuticals will not be integrated successfully and the significant costs related to the integration. Our business could also be negatively affected due to our inability or the inability of our alliance partners to successfully develop and commercialize products based on our discoveries. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward looking statement are set forth in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 27, 2004 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

A conference call will be held today at 9:00 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until August 13, 2004. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 8892317. A replay of the webcast will also be available on the Company’s website.

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Q204 Results

August 6, 2004

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Revenues:
Biopharmaceutical	$710	$1,457	$2,371	$2,911
Genomics services	—	253	100	1,538

Total revenues	710	1,710	2,471	4,449

Costs and expenses:
Cost of services	—	—	—	1,903
Research and development	5,011	4,338	9,492	11,053
Selling, general and administrative	9,266	1,489	12,891	3,666

Total costs and expenses, excluding non-cash charges (1)	14,277	5,827	22,383	16,622

Significant non-cash charges:
Restructuring charge	—	3,991	99	3,991
Convertible debt retirement expense	—	5,528	—	5,528
Stock-based compensation	1,882	179	2,446	227
Write-off of in-process technology/intangible amortization	1,155	—	13,573	—

Total non-cash charges (1)	3,037	9,698	16,118	9,746
Total costs and expenses	17,314	15,525	38,501	26,368

Loss from operations	(16,604)	(13,815)	(36,030)	(21,919)

Other income (expense):
Interest income	498	147	690	380
Interest expense	(1,245)	(262)	(1,541)	(972)
Gain (loss) on sale of fixed assets	85	(2)	126	(132)
Other Income	—	—	9	—

Net other income (expense)	(662)	(117)	(716)	(724)

Net loss	$(17,266)	$(13,932)	$(36,746)	$(22,643)

Basic/diluted net loss per common share	$(0.23)	$(0.58)	$(0.56)	$(0.95)

Basic/diluted weighted average common shares outstanding	74,325,687	24,192,302	65,237,885	23,893,661

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	June 26, 2004	December 31, 2003
Cash, cash equivalents, marketable securities and restricted investments	$226,091	$28,665
Total assets	374,156	40,516
Long-term obligations, net of current maturities	175,060	292
Shareholders’ equity	165,190	29,940

(1)	Represents a non-GAAP financial measure. The Company believes this provides a more consistent basis for comparison between the financial periods covered by this release and that it will be helpful to investors as they assess the financial status of the Company.